UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.  3  )*
                                             -----


                           Ag-Chem Equipment Co., Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   008363-10-3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                Alvin E. McQuinn
                               5720 Smetana Drive
                        Minnetonka, Minnesota 55343-9688
                                 (612) 933-9006
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                December 31, 1999
--------------------------------------------------------------------------------
                      (Date of Event Which Requires Filing
                               of This Statement)

     Check the following box if a fee is being paid with this statement [ ]













                       (Cover page continued on next page)



                                Page 1 of 5 pages

---------------------------                                ---------------------
CUSIP NO. 008363-10-3                 13G                      PAGE 2 OF 5 PAGES
          -----------                                               --   --
---------------------------                                ---------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Alvin E. McQuinn
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER

                                 221,700
         NUMBER OF          ----------------------------------------------------
          SHARES             6   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                5,453,298
           EACH
         REPORTING          ----------------------------------------------------
          PERSON             7   SOLE DISPOSITIVE POWER
           WITH
                                 221,700
                            ----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER

                                 5,453,298
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,674,998
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         59.16%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).  NAME OF ISSUER.

Ag-Chem Equipment Co., Inc.

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

5720 Smetana Drive, Minnetonka, Minnesota  55343

Item 2(a).  NAME OF PERSON.

Alvin E. McQuinn

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

5720 Smetana Drive, Minnetonka, Minnesota  55343

Item 2(c).  CITIZENSHIP.

United States of America

Item 2(d).  TITLE OF CLASS OF SECURITIES.

Common Stock, $.01 par value

Item 2(e).  CUSIP NO.

008363-10-3

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

[ ]    (a)    Broker or Dealer registered under Section 15 of the Act;

[ ]    (b)    Bank as defined in Section 3(a)(6) of the Act;

[ ]    (c)    Insurance Company as defined in Section 3(a)(19) of the Act;

[ ]    (d)    Investment Company registered under Section 8 of the Investment
              Company Act;

[ ]    (e)    An investment adviser registered under Section 203 of the
              Investment Advisors Act of 1940;

[ ]    (f)    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.13d-1(b)(1)(ii)(F);

[ ]    (g)    Parent Holding Company, in accordance with ss.13d-1(b)(ii)(G)
              (Note:  See Item 7); or

[ ]    (h)    Group, in accordance with ss.13d-1(b)(1)(ii)(H).

Not applicable.

                               Page 3 of 5 pages

Item 4.  OWNERSHIP.

         The following information is provided as of December 31, 1999:

(a)      Amount Beneficially Owned:                             5,674,998 shares

(b)      Percent of Class:                                                59.16%

(c)      Number of shares as to which such person has:

         (i)      Sole power to vote or                                  225,700
                  to direct the vote:

         (ii)     Shared power to vote or                              5,453,298
                  to direct the vote:

         (iii)    Sole power to dispose or                               225,700
                  to direct the disposition of:

         (iv)     Shared power to dispose or                           5,453,298
                  to direct the disposition of:

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Robert L. Hoffman is also known to own beneficially more than five percent of the issued and outstanding shares of Common Stock of Ag-Chem Equipment Co., Inc.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Item 10.  CERTIFICATION.

Not applicable.

                               Page 4 of 5 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 3, 2005                 /s/ John C. Retherford
                                      ------------------------------------------
                                      Alvin E. McQuinn by
                                      John C. Retherford Attorney-In-Fact



                                Page 5 of 5 pages